Exhibit 10.2
SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE dated as of January 27, 2011 (the “Supplemental Indenture”), between NATIONAL MENTOR HOLDINGS, INC., a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).
WHEREAS there has heretofore been executed and delivered to the Trustee an Indenture dated as of June 29, 2006 (the “Indenture”), providing for the issuance of the Company’s 11 1/4% Senior Subordinated Notes due 2014 (the “Notes”);
WHEREAS Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;
WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture;
WHEREAS, the Company has offered to tender (the “Tender Offer”) any and all of the outstanding Notes for cash, upon the terms and subject to the conditions set forth in the Company’s offer to purchase and consent solicitation statement, dated as of January 19, 2011 (the “Offer to Purchase”), as may be amended, supplemented or modified from time to time;
WHEREAS, in connection with the Tender Offer, the Company has also solicited consents from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture as described in the Offer to Purchase and set forth in Article I of this Supplemental Indenture, with the operation of such Proposed Amendments being subject to the satisfaction or waiver by the Company of the conditions to the Tender Offer and the acceptance by the Company for purchase and payment of the Notes validly tendered and not validly withdrawn pursuant to the Tender Offer;
WHEREAS the Holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendments effected by this Supplemental Indenture in accordance with Section 9.02 of the Indenture;
WHEREAS all things necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been complied with or have been performed or done; and
WHEREAS, pursuant to the terms of the Tender Offer to which this Supplemental Indenture relates, a consent payment will be made to certain holders of the Notes who tender their Notes and deliver their consents to the Proposed Amendments.
NOW THEREFORE, this Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
(a)	The Indenture is hereby amended to delete each of the following sections in their entirety, and insert in lieu thereof the phrase “[Intentionally Omitted]”:
(i)	Section 4.03. Reports and Other Information.

(ii)	Section 4.04. Compliance Certificate.

(iii)	Section 4.05. Taxes.

(iv)	Section 4.06. Stay, Extension and Usury Laws.

(v)	Section 4.07. Limitation on Restricted Payments.

(vi)	Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(vii)	Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(viii)	Section 4.10. Asset Sales.

(ix)	Section 4.11. Transactions with Affiliates.

(x)	Section 4.12. Liens.

(xi)	Section 4.13. Corporate Existence.

(xii)	Section 4.14. Offer to Repurchase Upon Change of Control.

(xiii)	Section 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

(xiv)	Section 4.17. Limitation on Layering.

(xv)	Clauses (3) and (4) of paragraph (a) of Section 5.01 (Merger, Consolidation or Sale of All or Substantially All Assets); and

(xvi)	Clauses (3), (4) and (5) of Section 6.01 (Events of Default).
(b)	Any definition used exclusively in the provisions of the Indenture that are deleted pursuant to this Article I, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture, and all references in the Indenture to any sections or clauses set forth above in this Article I, any and all obligations thereunder and any event of default related solely to such sections and clauses, are hereby deleted throughout the Indenture.
ARTICLE II
MISCELLANEOUS
(a)	Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.
(b)	Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.
(c)	Terms Defined. Capitalized terms used in this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.
(d)	Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act, the required provision shall control.
(e)	Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.
(f)	Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.

(g)	Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
(h)	Effectiveness; Operativeness. This Supplemental Indenture will become effective and binding upon the Company, the Trustee and the Holders of the Notes upon execution and delivery of this Supplemental Indenture. All of the provisions of this Supplemental Indenture other than Article I hereof will become operative on, and simultaneously with, the time that this Supplemental Indenture becomes effective. Article I of this Supplemental Indenture will become operative upon, and simultaneously with, and shall have no force or effect prior to, the written notification to the trustee by the Company that it has accepted for purchase and payment (the “Early Settlement Date”) Notes constituting at least a majority in aggregate principal amount of the Notes then outstanding, pursuant to the terms of the Tender Offer.
(i)	Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.02 and 9.06 of the Indenture; provided, that the amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Section 2(h) hereof. Prior to the Early Settlement Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.
(j)	Acceptance by Trustee. The Trustee accepts the Proposed Amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.
(k)	Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

NATIONAL MENTOR HOLDINGS, INC.
By:	/s/ Denis M. Holler
	Name:	Denis M. Holler
	Title:	Executive Vice President, Chief Financial Officer and Treasurer
Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Assistant Vice President
Signature Page to Supplemental Indenture